Exhibit 10.3

AKSYS, LTD.

Proprietary Information Agreement

THIS AGREEMENT is made as of June 23, 2006 between Aksys, Ltd., a Delaware corporation (the “Company”), and Howard J. Lewin (the “Employee”).

The Company and Employee desire to enter into an agreement defining the relative rights of the Company and Employee with respect to Intellectual Property (as defined below) owned by the Company or its customers to which Employee may have access or may contribute as a result of Employee’s employment with the Company and confirming the obligation of Employee to refrain from competing with the Company during his employment with the Company and for a period of time thereafter as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the employment or the continuation of employment of the Employee with the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1.             Nondisclosure and Nonuse of Confidential Information.

a.                                       Unless Employee first obtains the written consent of the Company, Employee shall not disclose or use at any time, either during his or her employment with the Company or thereafter, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Employee’s performance of duties assigned to Employee by the Company.  Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

b.                                    As used in this Agreement, the term, “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis and other internal business information (including marketing and distribution plans and practices and data from clinical or other studies regarding the products and services of the Company), (v) drawings, photographs and reports, (vi)  computer software, including operating systems and applications, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists, (xii) all technology and trade secrets, (xiii) copyrightable works and (xiv) all similar and related information in whatever form.  Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Employee proposes to disclose or use such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

2.             The Company’s Ownership of Intellectual Property.

a.                                       In the event that Employee as part of his or her activities on behalf of the Company generates, authors or contributes, either alone or jointly with others, to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company’s business as now or hereinafter conducted (collectively and together with any related proprietary rights, including but not limited to copyrights, patents, trade secret rights and other intellectual property rights, “Intellectual Property”), Employee acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns and agrees to assign all right, title and interest in and to such Intellectual Property to the Company.  Any copyrightable work prepared in whole or in part by Employee will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, as amended, and the Company shall own all of the rights comprised in the copyright therein.  Employee shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Employee’s employment with the Company, and Employee hereby irrevocably appoints the Company and any of its officers as Employee’s agent and attorney in fact (coupled with an interest) to undertake such acts in Employee’s name).

b.                                      In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat. Chap. 140 | 301 et seq. (1983), Employee is hereby advised that Section 2 of this Agreement regarding the Company’s ownership of Intellectual Property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development of (ii) the invention results from any work performed by Employee for the Company.

c.                                       If, notwithstanding the foregoing, Employee retains any right, title or interest with respect to any Intellectual Property, Employee hereby grants, and agree to grant, to the Company, without any limitations or any additional remuneration, the worldwide, exclusive, royalty-free, perpetual, irrevocable, transferable, freely sublicenseable, right and license under all of Employee’s right, title and interest with respect to any Intellectual Property to make, modify, use, sell or otherwise exploit any product or service relating directly or indirectly to the Company’s business as now or hereinafter conducted.

3.                                     Delivery of Materials Upon Termination of Employment.  As requested by the Company from time to time and upon the termination of Employee’s employment with the Company for any reason, Employee shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in Employee’s possession or within his or her control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

4.                                     License to Other Inventions.  If, in the course of Employee’s employment with the Company, Employee incorporates into Company property or otherwise uses an invention, work or other materials owned by Employee or in which Employee has an interest, the Company is hereby granted a worldwide, nonexclusive, royalty-free, perpetual, irrevocable, transferable, freely sublicenseable, right and license perpetual, world-wide license to make, modify, use, sell or otherwise exploit any product or service relating directly or indirectly to the Company’s business as now or hereinafter conducted.

5.                                     Non-Compliance.  Employee acknowledges that his or her failure to comply with any of the provisions of Sections 1, 2, 3 or 4 of this Agreement will irreparably harm the business of the Company, and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, Employee acknowledges that the Company shall be entitled to injunctive relief without the posting of any bond or other security, in addition to whatever other remedies it may have, in any court of competent jurisdiction against any acts of noncompliance by Employee with this Agreement.

6.                                     Noncompetition and Nonsolicitation.  Employee acknowledges and agrees with the Company that Employee’s services to the Company are unique in nature and that the Company would be irreparably damaged if Employee violated his obligations under Section 8 of his Executive Employment Agreement with the Company dated June 23, 2006 (the “Employment Agreement”) with respect to noncompetition and nonsolicitation.  Accordingly, Employee acknowledges and reaffirms his obligations under Section 8 of the Employment Agreement, including the restrictions on competitive activity and solicitation set forth therein.

7.                                     Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the address below indicated:

Two Marriott Drive
Lincolnshire, IL 60069
Attention: Chief Financial Officer and Board of Directors

and to the Employee at the address set forth under his or her signature to this Agreement or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

8.             General Provisions.

a.                                       Company Subsidiaries.  For purposes of this Agreement, the term “Company” Shall include all subsidiaries of the Company unless the context requires otherwise.

b.                                      Not an Employment Agreement.  Employee and the Company acknowledge and agree that this Agreement is not intended and should not be construed to grant Employee any right to continued employment with the Company and to otherwise define the terms of Employee’s employment with the Company.

c.                                     Absence of Conflicting Agreements.  Except as may be set forth in Exhibit A hereto, Employee hereby warrants and covenants that (i) his or her employment by the Company and his or her execution, delivery and performance of this Agreement do not and shall not result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which Employee is subject, (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

d.                                      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceable term or provision concerning non-competition with a term or provision that is valid and enforceable and that comes closet to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

e.                                       Complete Agreement.  This Agreement, the Employment Agreement, those documents expressly referred to herein or therein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

f.                                         Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

g.                                      Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Employee and their respective successors and assigns; provided that the rights and obligations of Employee under this Agreement may not be assigned or delegated without the prior written consent of the Company.

h.                                      Choice of Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.  Disputes arising under this Agreement shall be arbitrated as set forth in Section 9 of the Employment Agreement, provided that the Company may seek injunctive, equitable or similar relief from any court of competent jurisdiction as set forth in Section 5.

i.                                          Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that Employee’s breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement by Employee and that the Company in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

j.                                          Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

9.                                       Understanding of this Agreement by Employee.  THE EMPLOYEE REPRESENTS AND WARRANTS THAT HE (i) HAS READ AND UNDERSTANDS THIS AGREEMENT, (ii) HAS HAD THE OPPORTUNITY TO OBTAIN ADVICE FOR LEGAL COUNSEL OF CHOICE IN ORDER TO INTERPRET THIS AGREEMENT, (iii) HAS HAD THE OPPORTUNITY TO ASK THE COMPANY QUESTIONS ABOUT THIS AGREEMENT AND SUCH QUESTIONS HAVE BEEN ANSWERED TO THE SATISFACTION OF THE EMPLOYEE AND (iv) HAS BEEN GIVEN A COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

AKSYS, LTD.

By:
	Name:	Howard J. Lewin
Title:
Address:

EXHIBIT A